Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:

Robert D. Stiles
Chief Financial Officer
T: +352 2469 7903
E: robert.stiles@altisource.lu
ALTISOURCE ANNOUNCES THIRD QUARTER RESULTS
Luxembourg, Luxembourg, 28 October, 2010 — Altisource Portfolio Solutions S.A. (“Altisource” or the “Company”) (NASDAQ: ASPS), a provider of services focused on high-value, knowledge based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management, today announced preliminary financial results for quarter ended September 30, 2010.
Third Quarter 2010 Highlights
•	Total Revenue of $77.6 million for quarter ended September 30, 2010, a 44% increase over the same quarter in 2009 and a 9% increase over second quarter 2010. Total Revenue was $209.9 million for nine months ended September 30, 2010, a 43% increase over the same period in 2009.
•	Service Revenue of $62.2 million for quarter ended September 30, 2010, a 28% increase over the same quarter in 2009 and a 6% increase over second quarter 2010. Service Revenue was $172.7 million for nine months ended September 30, 2010, a 26% increase over the same period in 2009.
•	EBITDA of $15.9 million for quarter ended September 30, 2010, an 11% increase over the same quarter in 2009 and a 3% decrease over the second quarter 2010. EBITDA was $43.7 million for nine months ended September 30, 2010, a 20% increase over the same period in 2009.

•	Net Income Attributable to Altisource was $9.8 million, or $0.37 per fully-diluted share, for the quarter ended September 30, 2010 compared to $8.6 million, or $0.36 per fully-diluted share, for the third quarter in 2009. Net Income Attributable to Altisource was $16.3 million, or $0.62 per fully-diluted share, for the second quarter 2010. Net Income Attributable to Altisource was $32.5 million, or $1.24 per fully-diluted share for the nine months ended September 30, 2010 compared to $20.1 million, or $0.83 per fully-diluted share, for the same period in 2009.

Financial Results

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share data)	2010	2009	2010	2009
Service Revenue	$62,159	$48,384	$172,725	$137,477
Reimbursable Expenses	13,369	5,680	33,040	9,009
Cooperative Non-controlling Interest	2,052	—	4,136	—

Total Revenue	77,580	54,064	209,901	146,486

Cost of Revenue	35,278	27,773	98,709	82,796
Reimbursable Expenses	13,369	5,680	33,040	9,009

Gross Profit	28,933	20,611	78,152	54,681

Selling, General and Administrative Expenses	14,996	11,065	40,168	27,216

Income from Operations	13,937	9,546	37,984	27,465

Other Income (Expense), net	698	2,546	666	1,155

Income before Income Taxes and Non-controlling Interests	14,635	12,092	38,650	28,620
Income Tax Provision	(2,751)	(3,448)	(2,029)	(8,522)

Net Income	11,884	8,644	36,621	20,098

Net Income Attributable to Non-controlling Interests	(2,052)	—	(4,136)	—

Net Income Attributable to Altisource	$9,832	$8,644	$32,485	$20,098

Earnings Per Share:
Basic	$0.39	$0.36	$1.30	$0.84

Diluted	$0.37	$0.36	$1.24	$0.83

Weighted Average Shares Outstanding:
Basic	25,318	24,050	25,080	24,050

Diluted	26,544	24,303	26,168	24,303

Transactions with Related Parties:
Revenue	$39,459	$26,035	$104,494	$67,222

Selling, General and Administrative Expenses	$223	$522	$811	$4,308

Interest Expense	$—	$193	$—	$1,290

Reconciliation to EBITDA:
Income before Income Taxes and Non-controlling Interests	14,635	12,092	38,650	28,620
Interest, net	26	191	65	1,601
Depreciation and Amortization	1,804	1,395	5,015	4,188
Amortization of Intangibles	1,450	668	4,089	2,004
Net income Attributable to Non-controlling Interests	(2,052)	—	(4,136)	—

EBITDA	$15,863	$14,346	$43,683	$36,413

Revenue
The following table presents Total Revenue by segment:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Mortgage Services
Service Revenue	$39,319	$23,461	$102,856	$61,852
Reimbursable Expenses	12,562	5,680	30,811	9,009
Cooperative Non-controlling Interest	2,052	—	4,136	—

Mortgage Services — Total Revenue	53,933	29,141	137,803	70,861

Financial Services
Service Revenue	13,722	15,837	43,413	49,624
Reimbursable Expenses	807	—	2,229	—

Financial Services — Total Revenue	14,529	15,837	45,642	49,624

Technology Products	12,963	12,451	37,422	35,133
Eliminations	(3,845)	(3,365)	(10,966)	(9,132)

Total Revenue	$77,580	$54,064	$209,901	$146,486

Altisource has continued to grow both Total Revenue and Service Revenue in its Mortgage Services segment primarily driven by the development and execution of default oriented mortgage services over an expanding national delivery platform. Altisource’s acquisition of The Mortgage Partnership of America L.L.C. in February 2010 has also contributed to the increase from the prior year. Altisource’s largest customer, Ocwen Financial Corporation (“Ocwen”) recently expanded its residential loan portfolio to almost 500,000 loans as of September 30, 2010 with its acquisition of the HomEq residential loan portfolio of approximately 130,000 loans. Due to the timing of the HomEq referrals received from Ocwen, the impact of Ocwen’s acquisition had a limited impact to Altisource’s revenues for the third quarter. Altisource expects to see a favorable impact to revenues from HomEq referrals in the fourth quarter of 2010.
With respect to the Financial Services segment, contributing factors to the general decline in revenues include reduced placements from this segment’s largest customer, partially offset by increased placements from other customers. In addition, Altisource continues to build out a global delivery platform for collections which sometimes results in lower revenues per account although at higher margins.
Technology Products revenue has generally increased as the growth in Ocwen’s residential loan portfolio and headcount has had a positive impact on the fees earned by Altisource.
EBITDA
The following table presents EBITDA by segment:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Mortgage Services	$16,114	$10,719	$41,280	$24,985
Financial Services	(858)	292	(404)	1,020
Technology Products	5,253	6,545	15,869	15,468
Corporate and Eliminations	(4,646)	(3,210)	(13,062)	(5,060)

Total EBITDA	$15,863	$14,346	$43,683	$36,413

For Altisource’s Mortgage Services and Financial Services segments, the Company believes that EBITDA divided by Service Revenue (versus Total Revenue) is the margin that most reflects the segment’s operating strength and appropriately adjusts for revenues that are essentially pass-through costs. The following table presents the most relevant EBITDA margin by segment:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands)	2010	2009	2010	2009
Mortgage Services(1)	41%	46%	40%	40%
Financial Services(1)	(6)%	2%	(1)%	2%
Technology Products(2)	41%	53%	42%	44%
Total Company(1)	26%	30%	25%	26%

(1)	Based upon EBITDA / the applicable Service Revenue

(2)	Based upon EBITDA / Technology Products Total Revenue
On a consolidated basis, EBITDA margins declined year to date due to the decline in performance of Financial Services segment and the Company scaling up its operations to support the national rollout of mortgage services in anticipation of the growth in Ocwen’s residential loan portfolio. In addition, Altisource expanded its use of equity compensation during 2010 to further align the interests of management with shareholders. For the nine months ended September 30, 2010, Altisource recognized $2.1 million ($1.2 million in the third quarter) of equity compensation expense as compared to $0.3 million for the full year ending December 31, 2009. Altisource expects EBITDA to improve in the fourth quarter as the Company begins to more fully realize the benefit of Ocwen’s acquisition of the HomEq residential loan portfolio.
Mortgage Services EBITDA increased in both periods predominantly driven by the expansion of the national footprint and the increase in Ocwen’s residential loan portfolio in November 2009 and May 2010. Mortgage Services EBITDA increased $1.8 million sequentially primarily due to increase in referrals from Ocwen. Mortgage Services EBITDA margin remained consistent with the second quarter.
Financial Services EBITDA declined $1.4 million year over year despite a revenue decline of $4.0 million which reflects the cost savings initiatives Altisource undertook in the second half of 2009 and the wind-down of business from a lower margin customer relationship management client in 2010. Sequentially, EBITDA declined in part due to the seasonality of the business as well as the previously mentioned decline in placements.
Technology Products EBITDA increased year over year and declined quarter over quarter. The decline quarter over quarter was principally driven by increased compensation costs and costs associated with a new data center. Sequentially margins decreased as higher revenues were more than offset by increased compensation and occupancy costs, including telecommunications costs. The Company is increasing expenditures in technology software and hardware to support its longer-term commercialization efforts, Ocwen’s growing servicing portfolio and Altisource’s growth.
Corporate and Eliminations EBITDA amounts in the prior year represent one time separation costs as other corporate costs were allocated among the segments by our former parent Ocwen. Subsequent to the Separation Date, this segment includes costs recognized related to corporate support functions such as finance, legal, human resources and customer behavior.
Income Taxes
For the third quarter Altisource’s effective tax rate was 18.8%, which is higher than our estimated effective tax rate for the full year due to permanent differences recognized in the quarter. The year to date effective tax rate is 5.2% which includes the impact of credits recognized in the second quarter associated with 2009. Income tax provision on income before income tax differs from amounts that would be computed by applying the Luxembourg federal corporate income tax rate of 28.6% primarily because of the effect of enacted tax statutes in multiple jurisdictions, the treatment of intangibles for tax purposes and differing tax rates outside of Luxembourg.

Non-GAAP Measures
The Company utilizes a number of different financial measures, both United States generally accepted accounting principles (“GAAP”) and non-GAAP, in analyzing and assessing its overall business performance, for making operating decisions, for compensation decisions and for forecasting and planning future periods. The Company considers the use of non-GAAP financial measures, including EBITDA, helpful in assessing its current financial performance, ongoing operations and prospects for the future. While the Company uses non-GAAP financial measures as a tool to enhance its understanding of certain aspects of its financial performance and to provide incremental insight into the underlying factors and trends affecting both the Company’s performance and its cash-generating potential, the Company does not consider these measures to be a substitute for, or superior to, the information provided by GAAP financial measures. Consistent with this approach, the Company believes that disclosing non-GAAP financial measures to the readers of its financial statements provides such readers with useful supplemental data that, while not a substitute for GAAP financial measures, allows for greater transparency in the review of its financial and operational performance and enables investors to more fully understand trends in its current and future performance.
Forward-Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about our management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. The Company undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Altisource’s ability to retain existing customers and attract new customers; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and other risks and uncertainties detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.
About Altisource
Altisource Portfolio Solutions S.A. (NASDAQ: ASPS) is a provider of services focused on high value, knowledge-based functions principally related to real estate and mortgage portfolio management, asset recovery and customer relationship management. Utilizing its integrated technology that includes decision models and behavioral based scripting engines, Altisource provides solutions that improve its clients’ performance and maximize their returns. Additional information is available at www.altisource.com.